BOOMJ.COM, INC. EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of October 25. 2007 (the "Effective Date") by and between BoomJ.com Inc. a Nevada corporation (the "Company"). and Wendy Borow-Johnson (the "Executive") under the following terms and conditions:

RECITALS:

WHEREAS, the Company and Executive desire to set forth the terms and conditions on which (i) the Company shall employ Executive. (ii) Executive shall render services to the Company. and (iii) the Company shall compensate Executive for such services; and

WHEREAS, in connection with the employment of Executive by the Company. the Company desires to restrict Executive's rights to compete with the business of the Company:

WHEREAS, the parties acknowledge that the Executive's abilities and services are unique and essential to the prospects of the Company: and

WHEREAS, in light of the foregoing. the Company desires to employ the Executive as President of Media and the Executive desires to accept such employment.

NOW, THEREFORE, in consideration of the mutual promises. covenants and agreements hereinafter set forth. the parties hereto agree as follows:

1. EMPLOYMENT.

The Company hereby employs Executive and Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

2. TERM

2.1 The term of this Agreement (the "Term") shall be for a period commencing on the Effective Date of this Agreement and shall continue for a period of one (1) year from the date thereof. unless sooner terminated as provided in Paragraph 6. This one (1) year period. as the same may be extended or terminated pursuant hereto. is hereinafter referred to as the "Term."

2.2 At the end of the initial Term (and subsequent terms, if applicable), this agreement shall be automatically renewed for a one (1) year period unless either party gives the other six months written notice of its intent to terminate the agreement at the end of the Term.

3. COMPENSATION.

3.1 For all services rendered by Executive under this Agreement and for services performed by Executive. the Company shall award Executive Three Hundred Thousand Shares (300.000) of restricted Common Stock of the Company (the "Shares") to be vested 1/12 per month starting as of August 01. 2007. and pay Executive a base salary of One Hundred Eighty

Thousand Dollars ($180,000) per annum in equal semi-monthly installments on the 15th and last day of each month (the "Base Salary"). The Base Salary may accrue from time to time as the Company continues to raise capital and pay Company necessities. The Company, in its sole discretion, may defer the timing of the payment of the Base Salary but in no event shall the payment of the Base Salary be deferred later than five (5) days after the closing of the sale of shares of common stock or preferred stock of the Company in the aggregate amount of at least Five million Dollars ($5,000,000) (the "Initial Financing").

3.2 In addition to the Base Salary, Executive shall receive Three Percent (3%) of all the net advertising revenues booked by Executive and received by the Company. Executive will also be eligible for discretionary bonuses as dictated and approved from time to time by the Board of Directors.

3.3 In addition to the payment of the Base Salary, and upon the closing of the Financing Executive shall be entitled to all other benefits of employment provided to the other employees of the Company holding comparable positions within the Company, including but not limited to two weeks paid vacation during the calendar year 2007, three weeks paid vacation during the calendar year 2008, four weeks paid vacation during the calendar year 2009 and subsequent years, paid medical and dental insurance for the Executive.

3.4 Unless otherwise agreed to by the CEO of the Company, Executive, upon the closing of the Financing, shall be reimbursed for all reasonable "out-of-pocket" business expenses for business travel and business entertainment incurred in connection with the performance of his or her duties under this Agreement. The reimbursement of Executive's business expenses shall be paid within thirty (30) days and subject to approval by the Company of valid receipts and other appropriate documentation for such expenses.

3.5 All compensation shall be subject to customary withholding tax and other employment taxes as are required with respect to compensation paid by a corporation to an employee.

4. *DUTIES AND RESPONSIBILITIES.*

4.1 Executive shall, during the Term of this Agreement, devote her attention energies, and skills, as may be necessary to fulfill Executive's duties as determined in her reasonable discretion, to the business of the Company and any corporation controlled by or affiliated with the Company, if so directed by the Board of Directors. For purposes of this Agreement, the term the "Company" shall mean the Company and all subsidiaries.

4.2 During the Term of this Agreement, Executive shall serve as President of Media of the Company and in such other capacity as determined by the Board of Directors of the Company and agreed to by Executive. In the performance of all of her responsibilities hereunder, Executive shall be subject to all of the Company's policies, rules, and regulations applicable to its employees of comparable status and shall report directly to, and shall be subject to, the direction and control of the President/CEO of the Company and shall perform such duties as shall be assigned to him by the President/CEO. In performing such duties, Executive will be subject to and abide by, and will use his best efforts to cause other employees of the Company to

be subject to and abide by, all policies and procedures developed by the Company's Executive Officers, Board of Directors and/or its Executive Committee.

5. *RESTRICTIVE COVENANTS.*

5.1 Executive acknowledges that (i) she has a major responsibility for the operation, administration, development and growth of the Company's business, (ii) her work for the Company has brought her and will continue to bring her into close contact with confidential information of the Company and its customers, and (iii) the agreements and covenants contained in this Paragraph 5 are essential to protect the business interest of the Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees as follows:

5.1(a) Except as otherwise provided for in this Agreement, during the Term of this Agreement the Executive shall not directly compete with respect to any services or products of the Company which are either offered or are actively being developed by the Company.

5.1(b) During the term of this Agreement, the Executive shall not, directly or indirectly, (i) induce or attempt to influence any employee of the Company to leave its employ, (ii) aid or agree to aid any competitor, customer or supplier of the Company in any attempt to hire any person who shall have been employed by the Company within the one (1) year period preceding such requested aid, or (iii) induce or attempt to influence any person or business entity who was a customer or supplier of the Company during any portion of said period to transact business with a competitor of the Company in Company's business.

5.1(c) During the Term of this Agreement and thereafter, the Executive shall not, other than in the performance of her duties, disclose to anyone any information about the affairs of the Company, including, without limitation, trade secrets, trade "know-how", inventions, customer lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or customers, sales, profits or other financial information, which is confidential to the Company or is not generally known in the relevant trade, nor shall the Executive make use of any such information for her own benefit. Any technique, method, process or technology used by the Company shall be considered a "trade secret" for the purposes of this Agreement.

5.1(d) Executive hereby agrees that all documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by her or by the Company during her employment are the property of the Company and shall not be used by her in any way adverse to the Company's interests. Executive hereby assigns to the Company any rights which he may have in any such trade secret or proprietary information. In the event Employee is terminated for any reason, Company agrees that Executive may use all documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by her prior to her employment with the Company.

5.2 If any of the forgoing restrictive covenants, or any part thereof, is held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants,

which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the restrictive covenants, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such termination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

5.3 The parties hereto intend to and hereby confer jurisdiction to enforce the restrictive covenants upon the courts of any jurisdiction within the geographical scope of such restrictive covenants. In the event that the courts of any one or more of such jurisdictions shall hold such restrictive covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdictions within the geographical scope of such restrictive covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

6. *TERMINATION.*

6.1 The Company may terminate the Executive's employment under this Agreement at any time with or without Cause. "Cause" shall exist for such termination if Executive (i) is adjudicated guilty of a felony by a court of competent jurisdiction, (ii) commits any act of fraud or intentional misrepresentation in connection with his employment by the Company, (iii) commits any violation of Section 4.1 or 4.2 of this Agreement, (iv) has, in the reasonable judgment of, and after a good faith investigation by, the Company, (a) engaged in serious and willful misconduct, which conduct has, or would if generally known, materially adversely affect the goodwill or reputation of the Company and which conduct the Executive has not cured or altered to the satisfaction of the majority of Company's Board Members within ten (10) days following written notice by the Company to the Executive regarding such conduct, or (b) willfully and intentionally failed to perform his duties as specified to him by the President/CEO, which failure the Executive has not cured or rectified to the satisfaction of the majority of Company's Board Members within ten (10) days following written notice by the Company, or (iv) has made any material misrepresentation to the Company under Paragraphs 4 and 5 hereof.

6.2 If the Company terminates the Executive's employment under this Agreement pursuant to the provisions of Paragraph 6.1 hereof, the Executive shall not be entitled to receive any unearned compensation following the date of such termination; however, Executive shall be entitled to receive all compensation, including Base Salary, Company Shares, discretionary bonuses, additional equity compensation and all other compensation earned by Executive prior to the effective date of the Executive's termination.

6.3 This Agreement shall automatically terminate on the last day of the month in which Executive dies or becomes permanently incapacitated. "Permanently incapacitated" as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company's Board of Directors based upon a certification of such incapacity by, a duly licensed physician selected by the Company's Board of Directors and a duly licensed physician selected by the Executive's family, rendering Executive unable to perform substantially all of his or her

duties hereunder and which appears reasonably certain to continue for at least six (6) consecutive months without substantial improvement. Executive shall be deemed to have "become permanently incapacitated" on the date the Company's Board of Directors has determined that Executive is permanently incapacitated and so notifies Executive.

6.4 If Executive's employment is terminated for any reason (whether by Executive or the Company) within eighteen (18) months following a Change in Control of the Company (as defined below), Executive shall be entitled to the benefits provided in Section 6.5 below. For purposes of this Agreement, a Change in Control of the Company shall mean, any transaction or event, or series of transactions or events, whether voluntary or involuntary, that results in, or as a consequence of which, any of the following events shall occur: (i) any person that is not an owner of 50% of the shares of capital stock of the Company shall acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 50% of the capital stock of the Company, (ii) any sale of all or substantially all of the assets of the Company.

6.5 Executive's employment may be terminated by the Company "without Cause" (for any reason or no reason at all) at any time by giving Executive thirty (30) days prior written notice of termination, which termination shall be effective on the 30th day following such notice. If Executive's employment under this Agreement is so terminated, the Company shall immediately pay Executive all earned compensation, including Base Salary, discretionary bonuses, additional equity compensation and all other compensation earned by Executive prior to the effective date of the Executive's termination as well as pay any unreimbursed expenses.

6.6 Executive may terminate her employment hereunder by giving the Company at least fifteen (15) days prior written notice. Voluntary termination shall not entitle the Executive to receive any unearned Base Salary or equity after Executive's last day of employment with the Company.

6.7 At the Company's option, Executive shall immediately leave the Company's premises on the date notice of termination is given by either Executive or the Company; provided, however, such action shall not affect Executive's entitlement to compensation during the thirty (30) day period after the date of notice of termination by the Company.

7. *MISCELLANEOUS.*

7.1 The Company may, from time to time, apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance upon the Executive in any sum or sums that it may deem necessary to protect its interests, and the Executive agrees to aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company. In order to induce the Company to enter this Agreement, the Executive represents and warrants to the Company that to the best of his knowledge the Executive is insurable at standard (non-rated) premiums.

7.2 This Agreement is a personal contract. and the rights and interests of the Executive hereunder may not be sold. transferred. assigned. pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. The Executive shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein. the Executive shall not have right to assign the payments contemplated hereunder. and all rights and benefits of the Executive shall be for the sole personal benefit of the Executive. and no other person shall acquire any right. title or interest hereunder by reason of any sale. assignment. transfer. claim or judgment or bankruptcy proceedings against the Executive; provided. however. that in the event of the Executive's death. the Executive's estate. legal representative or beneficiaries (as the case may be) shall have the right to receive all of the benefit that accrued to the Executive pursuant to. and in accordance with. the terms of this Agreement.

7.3 The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets: provided however. such successor must have the financial wherewithal to meet the obligations of this Agreement. and any such successor shall be bound by all of the provisions hereof.

8. NOTICES.

All notices. requests. demands and other communications provided for by this Agreement shall be in writing and (unless otherwise specifically provided herein) shall be deemed to have been given at the time when mailed in any general or branch United States Post Office. enclosed in a registered or certified postpaid envelope. addressed to the parties stated below or to such changed address as such party may have fixed by notice:

To the COMPANY:	BoomJ.com. Inc. Attn: ~~President~~ CHAIRMAN/CEO
Executive:	[illegible] / CEO ________________ ________________ ________________

9. ENTIRE AGREEMENT.

This Agreement supersedes any and all Agreements. whether oral or written. between the parties hereto. with respect to the employment of Executive by the Company and contains all of the covenants and Agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations. inducements. promises or agreements. orally or otherwise. have been made by any party. or anyone acting on behalf of any party. which are not embodied herein. and that no other agreement. statement or promise with respect to such employment not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the parties hereto.

10. PARTIAL INVALIDITY.

If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

11. ATTORNEYS' FEES.

Should any litigation or arbitration be commenced between the parties hereto or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its or their attorneys' fees in such litigation or arbitration which shall be determined by the court or arbitration board.

12. ARBITRATION.

The parties agree that any disputes arising under this Agreement shall be resolved in as expeditious a manner as possible through binding arbitration administered by the American Arbitration Association in Las Vegas, Nevada or such other place which is mutually agreed upon by the parties. Further, the parties hereby waive any objection based on personal jurisdiction, venue or forum non conveniens in any arbitration or action brought under this paragraph. The decision and award rendered by the arbitrators shall be final and binding. Judgment upon the award may be entered in any court having jurisdiction thereof.

Notwithstanding the first paragraph of this Section 12, any dispute involving an amount that is less than or equal to the maximum jurisdictional amount for small claims court, as may be amended, shall be brought in the small claims court for the County of Orange, State of California, or such other place which is mutually agreed upon by the parties.

13. GOVERNING LAW.

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

14. BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, successors and assigns.

15. WAIVER.

No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

16. CORPORATE APPROVALS.

The Company represents and warrants that the execution of this Agreement by its corporate officer named below has been duly authorized by the Board of Directors of the Company, is not in conflict with any Bylaw or other agreement and will be a binding obligation of the Company, enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

THE COMPANY: BOOMJ.COM, INC

By: [signature]
Name: Robert J. McNulty 10/24/07
Its: CEO

EXECUTIVE: [signature] 10/24/07

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